Exhibit 99.1

Magnolia Solar Completes Multiple Patent Filings:
Patent Applications Detail Revolutionary New Thin Film Solar Cell Technologies

Magnolia Solar Corporation (OTCBB: MGLT) ("Magnolia Solar") announced today that its wholly owned subsidiary, Magnolia Solar, Inc., has completed the first phase of its intellectual property protection initiative.  Over the past year, Magnolia has filed a series of U.S. utility patent and international Patent Cooperation Treaty (PCT) applications.  This initial series of patent applications claims the benefit of an earlier provisional application filed by Magnolia Solar in January of 2010.

Dr. Roger E. Welser, Magnolia’s Chief Technical Officer, noted that “the patent applications Magnolia has filed over the past year detail a number of revolutionary photovoltaic solar cell device designs and methods of manufacturing.  The technologies related to these patent filings address the fundamental performance limitations in existing thin film solar cells.  The engineering employed in our patent-pending technology is designed to increase the photovoltaic operating voltage while capturing a larger part of the solar spectrum, and the unique nanostructure-based optical coatings minimize reflection losses which enhances the light trapping within the photovoltaic devices.   These technologies result in higher solar electric conversion efficiency by increasing both the voltage and current output of thin film solar cells.”

"These ground-breaking technologies, covered by Magnolia’s patent applications, have both commercial and military applications,” commented Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, “and constitute a strong foundation for Magnolia Solar’s patent portfolio in advanced thin film solar cells.  Magnolia is aiming to dramatically enhance the power-generating capability of photovoltaic systems by developing low cost, thin film technologies that delivers unprecedented levels of electrical energy per unit area.  We plan to continue adding to our patent portfolio over the course of the coming year.”

“Magnolia Solar hopes to also derive significant collateral benefit from a ten year licensing agreement with Magnolia Optical Technologies, Inc. which is developing new nanostructure technologies for very specific defense and commercial applications,” continued Dr. Sood.  “These include zinc oxide nanostructures, carbon nanotubes, and graphene-based technologies.  Our goal is to build a strong patent portfolio which will protect our innovations and help us expand our business through manufacturing, licensing and royalty agreements with international solar cell manufacturers.  We are committed to growing in the New York Capital Region, leveraging the excellent infrastructure at the College of Nanoscale Science and Engineering (CNSE) and Albany Nanotech Complex and our on-going collaboration with nearby universities.”

About Magnolia Solar Corporation: Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs.  Magnolia’s transformational approach to thin film solar cells is based upon breakthrough discoveries in nanostructured solar cell design and optical coatings engineering.  With this approach, Magnolia is aiming to dramatically enhance the power-generating capability of photovoltaic systems by developing low cost, thin film technology that delivers unprecedented levels of electrical energy per unit area.  Magnolia is developing a variety of thin film solar cell products with enhanced performance for both civilian and military applications, as we believe that different material technologies can service distinct niches within the solar photovoltaic market.

Nanostructured materials enable new device concepts that can radically enhance the operation of traditional semiconductor structures.  Magnolia has unique insights into these advanced device designs and intellectual property associated with the nanomaterials necessary to build them.  Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia’s exclusive material structure with nanoengineered optical coatings that can scatter normally incident light laterally into the device.  Magnolia’s technology also has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt.  Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.

For more information, please visit www.MagnoliaSolar.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

Hanover Financial Services
Ronald J. Blekicki
Email Contact
303-494-3617